Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - +1 336-436-5076
Investor@labcorp.com

Don Von Hagen (media) - +1 336-436-8263
Media@labcorp.com

Jim Graham (Walgreens) - + 1 847-315-2925
jim.graham@walgreens.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171
                LabCorp at Walgreens Expands into Florida
Ten new patient service centers to open at Walgreens stores in April and May
DEERFIELD, Ill. and BURLINGTON, N.C., April 23, 2018 - Walgreens and LabCorp® (NYSE: LH) today announced the expansion of their LabCorp at Walgreens collaboration into Florida. Ten new LabCorp patient service centers will open within Walgreens stores in April and May, with four serving the Gainesville market and two each serving the Palm Beach County, Pasco County, and Orlando areas.
These sites are in addition to five Denver-area locations and one in Morrisville, North Carolina, that opened in 2017, as part of LabCorp’s nearly 2,000 patient service center network across the U.S. The co-branded LabCorp at Walgreens sites offer LabCorp patient services in a secure, comfortable environment for specimen collection, located near the pharmacy area inside the Walgreens store. Customer response to the initial sites has been overwhelmingly positive, with 93 percent of customers surveyed saying they would recommend LabCorp at Walgreens to a friend.i
“We’ve had an outstanding experience with the six LabCorp at Walgreens locations that opened last year,” said David P. King, LabCorp’s chairman and CEO. “Patients and physicians have responded enthusiastically to having access to lab testing in a high-quality health care setting. The success of those initial sites, and the overwhelmingly positive market response, caused us to make the decision to expand this initiative to Florida. The LabCorp at Walgreens partnership is a key pillar of our commitment to engage directly with consumers, supporting our mission to improve health and improve lives.”
The collaboration reflects Walgreens and LabCorp’s shared objective to provide a differentiated, consumer-focused experience, providing access to a broad range of health care services at a trusted setting convenient to the consumer. Appointments for all LabCorp at Walgreens locations may be made in advance through www.LabCorp.com or the LabCorp|Patient online portal, and appointments are now available at the new Florida locations. Patient check-in for lab testing is provided at or near the pharmacy, and the new Florida sites will feature the proprietary LabCorp|Express tablet-based system for expedited check-in.
For Walgreens, lab testing at its retail locations fits its strategy of collaborating with best-in-class providers to complement its core pharmacy expertise and bring affordable health care services to customers. The LabCorp relationship further demonstrates the value of deeper collaborations with health care service providers in improving care coordination and providing access to more care options from trusted names in health care.
“Our initial pilot locations with LabCorp have been well-received and demonstrate that customers appreciate a greater level of access to important health care services,” said Nimesh Jhaveri, vice president, healthcare services, Walgreens. “The LabCorp at Walgreens centers are a strong complement to our core pharmacy services and expertise, and another way in which we’re working with partners to bring health care closer to our patients in the community.”
The new Florida locations for LabCorp at Walgreens will be:
Gainesville area:

•	7520 W Newberry Road, Gainesville

•	2415 SW 75Th Street, Gainesville

•	3909 NW 13Th Street, Gainesville

•	15155 NW US Highway 441, Alachua

Pasco County area:

•	1841 Little Road, Trinity

•	5432 Little Road, New Port Richey
Palm Beach County area:

•	15055 Jog Road, Delray Beach

•	3003 Yamato Road, Boca Raton
Orlando area:

•	2000 Howell Branch Road, Winter Park

•	7815 South U.S. Highway 17/92, Fern Park
The LabCorp at Walgreens locations offer collection of both blood and urine specimens for the broad range of laboratory testing that is performed in LabCorp’s nationwide network of regional and specialty laboratories. The testing is typically ordered by a healthcare provider, and some locations may also offer collection for workplace drug testing.
About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of over $10 billion in 2017. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
 About Walgreens
Walgreens (walgreens.com), a provider of trusted care in communities since 1901, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. Approximately 8 million customers interact with Walgreens in stores and online each day, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. Walgreens operates 8,100 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, along with its omnichannel business, Walgreens.com. Approximately 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.
i LabCorp at Walgreens customer survey conducted at the LabCorp at Walgreens Patient Service Centers between August 22, 2017 and December 31, 2017. 93 percent of the 781 patients surveyed scored at least a 9 out of 10 in likelihood to recommend LabCorp at Walgreens, on a scale of 1-10. Your experience may vary.
Forward-Looking Statements
All statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those related to the timing and effectiveness of collaboration plans, the ability to realize the anticipated benefits of the collaboration, competitive actions in the marketplace, and the ability to achieve anticipated financial and operating results in the amounts and at the times anticipated, as well as those described in Item 1A (Risk Factors) of Walgreens Boots Alliance, Inc.’s Form 10-K for its fiscal year ending August 31, 2016, LabCorp’s Form 10-K for its fiscal year ending December 31, 2017, and subsequent documents that Walgreens Boots Alliance, Inc. and LabCorp file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially. These forward-looking statements speak only as of the date they are made. Except to the extent required by law, each of Walgreens Boots Alliance, Inc., Walgreens and LabCorp do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.